Exhibit 5.7

		WILLIAM F. MARTSON JOHN B. FOWLER III DANIEL K. DEARDORFF THOMAS J. WILLIAMS* IVO V. OTTO III HUBERT X. GILROY GEORGE B. FALLER JR.*	DAVID A. FITZSIMONS CHRISTOPHER E. RICE JENNIFER L. SPEARS SETH T. MOSEBEY KATIE J. MAXWELL R.C. VANLANDINGHAM
10 EAST HIGH STREET CARLISLE, PENNSYLVANIA 17013
TELEPHONE	(717) 243-3341	*BOARD CERTIFIED CIVIL TRIAL SPECIALIST
FACSIMILE	(717) 243-1850
INTERNET	www.martsonlaw.com

August 10, 2012

Health Management Associates, Inc.

5811 Pelican Bay Boulevard, Suite 500

Naples, FL 34108

Re:	Offer for All Outstanding 7.375% Senior Notes due 2020 of Health Management Associates, Inc. in Exchange for 7.375% Senior Exchange Notes Due 2020 of Health Management Associates, Inc.

Ladies and Gentlemen:

We have acted as local counsel in the Commonwealth of Pennsylvania (the “Commonwealth”) to Carlisle HMA, LLC, a Pennsylvania limited liability company (the “PA Guarantor”) in connection with PA Guarantor’s proposed guaranty (the “Guaranty”), along with the other guarantors under the Indenture (as defined below), of up to $875,000,000 in aggregate principal amount of 7.375% Senior Exchange Notes Due 2020 (the “Exchange Notes”) of Health Management Associates, Inc., a Delaware corporation (the “Company”). The Exchange Notes are to be issued by the Company, and the Guaranty is to be made by PA Guarantor, in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), filed with the Securities and Exchange Commission on or about August 10, 2012. The Exchange Notes and the Guaranty will be issued pursuant to an Indenture dated as of November 18, 2011 among the Company, the additional guarantors named therein and U.S. Bank, National Association as Trustee (the “Indenture”). The PA Guarantor became a party to the Indenture upon entering into a Supplemental Indenture between the PA Guarantor and U.S. Bank, National Association, as Trustee, on July 31, 2012 (the “Supplemental Indenture”). The obligations of the Company under the Exchange Notes will be guaranteed by PA Guarantor, along with the other guarantors, pursuant to guarantee provisions in the Indenture. This opinion letter is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

In connection with this opinion, we have examined a copy of the Indenture. We have also reviewed (i) the organizational documents of PA Guarantor identified on Exhibit A attached hereto (the “PA Guarantor Organizational Documents”) and (ii) such other documents as we deemed necessary in connection with the opinions set forth below.

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We have not undertaken any independent investigation to determine the existence or absence of those facts or any other facts and no inference as to our knowledge of the existence or absence of those facts or any other facts shall or may be drawn from our representation of PA Guarantor. We have made no independent factual investigations and, as to factual matters, we have relied exclusively on the facts stated in the representations and warranties contained in the Indenture, the Registration Statement, the Prospectus and certificates of public officials. Without limiting the generality of the foregoing, we have not made an independent search of the books and records of any party or of any court or other administrative tribunal or similar entity. All assumptions made by us in this opinion letter have been made without independent verification.

We have assumed the legal capacity and competence of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents (which we have assumed are themselves authentic), of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies. We have also assumed that all documents reviewed by us are complete.

We have also assumed that (a) the parties to the Indenture and the other documents we reviewed in connection with this opinion letter (other than PA Guarantor) are duly organized, validly existing or subsisting and in good standing in their jurisdiction of formation, and have the necessary power (including, without limitation, corporate power, partnership power and limited liability company power, where applicable) and authority to enter into and perform their obligations under the Indenture and such other documents to which they are a party; (b) the Indenture and such other documents have been duly authorized, executed and delivered by each party thereto (other than PA Guarantor); (c) the Indenture and such other documents constitute the legal, valid and binding obligations of each of the parties thereto, enforceable against each such party in accordance with their respective terms; and (d) the parties received good and valuable consideration for entering into the Indenture and such other documents. We have further assumed that PA Guarantor’s Organizational Documents (i) are the only documents governing the internal affairs of PA Guarantor; (ii) have not been amended, restated, or supplemented (other than as set forth on Exhibit A attached hereto) and (iii) are in full force and effect.

Based upon the foregoing and subject to the qualifications, exceptions, assumptions and limitations set forth herein, we are of the opinion that:

(a) Based solely on the Carlisle HMA Good Standing Certificate (as defined on Exhibit A attached hereto), PA Guarantor is a limited liability company presently in good standing under the laws of the Commonwealth.

(b) PA Guarantor has all requisite corporate power and authority to enter into and perform its obligations under the Indenture.

(c) PA Guarantor has taken all necessary corporate action to duly authorize the execution, delivery and performance of the Indenture.

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The foregoing opinions are subject to the exception, limitation and qualification that we express no opinion as to the law of any jurisdiction other than the law of the Commonwealth of Pennsylvania.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act. Harter Secrest & Emery LLP, legal counsel to the Company and PA Guarantor, may rely upon this opinion with respect to matters set forth herein that are governed by Pennsylvania law for purposes of its opinion being delivered and filed as an Exhibit to the Registration Statement.

This opinion letter is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion letter beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

Very truly yours,

MARTSON LAW OFFICES

/s/ Ivo V. Otto III
Ivo V. Otto III

IVO/ivo

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EXHIBIT A

PA GUARANTOR’S ORGANIZATIONAL DOCUMENTS

1.

Certificate of Organization of Carlisle HMA LLC filed with the Pennsylvania Department of State on March 23, 2009, as the same was modified as stated in the Statement of Correction for Carlisle HMA, LLC, filed with the Pennsylvania Department of State on May 14, 2009.

2.	Second Amended and Restated Operating Agreement of Carlisle HMA, LLC effective June 30, 2012.

3.	Good Standing Certificate for Carlisle HMA, LLC, issued by the Pennsylvania Department of State on July 30, 2012.

4.	Written Consent of the Manager of Carlisle HMA, LLC as of July 31, 2012.

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